FOR IMMEDIATE RELEASE

Media Contact: Katherine Patricia Klingler

Telephone: 617-346-7433

Santander Holdings USA, Inc. Announces Offer to Purchase for Cash
Any and All of Its Outstanding
Sovereign Capital Trust IV 4.375% Trust PIERS

Boston, MA (November 26, 2012) – Santander Holdings USA, Inc. (“SHUSA”), a wholly owned indirect subsidiary of Banco Santander, S.A., announced today that it has commenced a fixed price cash tender offer for any and all Sovereign Capital Trust IV 4.375% Trust PIERS (the “Trust PIERS”), with an aggregate liquidation amount outstanding of $800 million (CUSIP No. 846048205).

The tender offer will expire at 11:59 p.m. (New York City time) on December 26, 2012, unless the tender offer is earlier terminated or extended (as may be extended, the “Expiration Time”).  The tender offer is being made exclusively to holders of the Trust PIERS pursuant to an offer to purchase dated November 26, 2012 (as it may be amended, the “Offer to Purchase”) and a related letter of transmittal dated November 26, 2012 (as it may be amended, the “Letter of Transmittal”), which sets forth the terms and conditions of the tender offer.

Tendered Trust PIERS may be validly withdrawn at or before 5:00 p.m. (New York City time) on November 29, 2012 (as may be extended, the “Withdrawal Deadline”), but not thereafter, except as may be required by law.

Holders who validly tender their Trust PIERS on or before the Expiration Time, who do not withdraw their Trust PIERS prior to the Withdrawal Deadline, and whose Trust PIERS are accepted for purchase by SHUSA, will receive $78.95  per $50.00 liquidation amount of Trust PIERS tendered.

SHUSA expects to accept for purchase all Trust PIERS tendered (and not validly withdrawn on or prior to the Withdrawal Deadline) on or before 5:00 p.m. on each Thursday prior to the Expiration Time (each such date, a “Weekly Tender Time”) promptly following the applicable Weekly Tender Time, subject to the terms and conditions described in the Offer to Purchase.  SHUSA expects to accept for purchase all Trust PIERS tendered on or after the last Weekly Tender Time and on or before the Expiration Time promptly following the Expiration Time, subject to the terms and conditions described in the Offer to Purchase.  Settlement of Trust PIERS accepted for purchase is expected to occur no later than the second business day following acceptance.

D.F. King & Co., Inc. is serving as the tender agent and information agent for the tender offer.  Requests for the tender offer documents may be directed to D.F. King & Co., Inc. at the following telephone numbers:  banks and brokers, (212) 269-5550; all others toll free at (800) 967-7921.

This press release is neither an offer to purchase nor a solicitation to buy any of the Trust PIERS, nor is it a solicitation for acceptance of the tender offer. SHUSA is making the tender offer only by, and pursuant to the terms of, the Offer to Purchase and the Letter of Transmittal.  The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of SHUSA or its affiliates, the dealer manager, the tender agent or the information agent is making any recommendation as to whether or not holders should tender their Trust PIERS in connection with the tender offer.

About our company

Santander Holdings USA, Inc. (SHUSA) is a wholly owned subsidiary of Banco Santander, S.A. and is the holding company for Sovereign Bank, a financial institution with principal markets in the northeastern United States. Sovereign Bank has more than 720 branches, nearly 2,200 ATMs and approximately 8,700 team members.

Banco Santander S.A. (SAN.SM, SAN.US) is a retail and commercial bank, headquartered in Spain, with a presence in ten main markets: Spain, Portugal, Germany, UK, Poland, Brazil, Mexico, Chile, Argentina and the U.S. Founded in 1857, Santander has 102 million customers, approximately 15,000 branches – more than any other international bank – and more than 193,000 employees.

Cautionary Statement Regarding Forward-Looking Information

Statements in this press release regarding SHUSA’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” and “Risk Factors” in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.